EXHIBIT 19.1
November 2023
HAMILTON LANE INCORPORATED
INSIDER TRADING POLICIES AND PROCEDURES
(a)Introduction
(b)Policy Statement on Insider Trading
(c)Persons Covered by this Policy
(d)Material Information
(e)Non-Public Information
(f)Identifying Material Non-Public Information
(g)Penalties for Insider Trading
(h)Procedures to Implement the Policy Against Insider Trading
•Security Procedures
•Pre-Clearance Procedures
•Blackout Procedures
(i)Transactions under Plans and Programs
(j)Special and Prohibited Transactions
(k)Post Termination Transactions
(l)Administration of Policy
(m)Company Assistance

******************************************************************************

(a)Introduction. It is generally illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material non-public information. It is also generally illegal to communicate material non-public information to others so that they may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading”. As used in this policy, trading “on the basis of” material non-public information includes mere awareness of material non-public information when the trade occurs.

Penalties for insider trading violations can be severe. Federal criminal penalties can include fines of up to $5 million for individuals and $25 million for companies and prison terms of as long as 20 years. Federal civil penalties can include disgorgement of profits and fines of up to three times the profit gained or loss avoided as a result of the employee’s insider trading violation. State law can also impose penalties, which can be in excess of federal penalties.

This policy sets forth (1) the general legal prohibitions regarding insider trading; (2) the meaning of the key concepts underlying the prohibition; and (3) the sanctions for insider trading.

(b)Policy Statement on Insider Trading. Hamilton Lane Incorporated (the “Company”) forbids any Covered Person (defined below) from trading, either personally or on behalf of others, on the basis of material non-public information or communicating material non-public information to others in violation of the law.

This policy applies to the activities of each Covered Person within and outside of their duties at the Company and any of its subsidiaries. Every Covered Person must read and retain this policy statement. Any questions regarding this policy statement and the related procedures set forth herein should be referred to the General Counsel or Chief Compliance Officer (“CCO”).

Set forth below are the elements of insider trading, the penalties for such unlawful conduct and the procedures adopted by the Company to implement its policy against insider trading.

(c)Persons Covered by this Policy. This policy applies to: (i) all directors, officers, employees, temporary employees (including contract employees) and interns of the Company and any of its subsidiaries, as well as those deemed to be “access persons” under the Hamilton Lane Advisors, L.L.C. (“HLA”) Code of Ethics, which includes all persons who have access to non-public information regarding clients’ investments or participate in the investment process, and all parties to the Stockholders Agreement, dated as of March 6, 2017 (the “Stockholders Agreement”), by and among the Company and the other parties thereto, as amended (collectively, “Covered Persons”); (ii) family members residing with, or whose transactions in securities are controlled or influenced by, a Covered Person (“Family Members”); and (iii) all trusts, corporations and other entities controlled by a Covered Person (“Controlled Entities”). For example, this policy applies to securities transactions by:

•the Covered Person;
•the Covered Person’s spouse;
•the Covered Person’s minor children;
•any other persons living in the Covered Person’s household;
•any relatives whose transactions in securities are controlled or influenced by the Covered Person;
•a trust in which the Covered Person has a beneficial interest, unless such person has no direct or indirect control over the trust;
•a trust as to which the Covered Person is a trustee;
•a revocable trust as to which the Covered Person is a settlor;
•a corporation of which the Covered Person is an officer, director or 10% or greater stockholder; or
•a partnership of which the Covered Person is a partner (including most investment clubs) unless the Covered Person has no direct or indirect control over the partnership.

    It is also the policy of the Company that the Company will not engage in transactions in Company securities while in possession of material non-public information relating to the Company or Company securities.

(d)Material Information. Trading on inside information is not a basis for liability unless the information is deemed to be material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Although there is no precise, generally accepted definition of materiality, information is likely to be “material” if it relates to significant changes affecting such matters as:

•dividend or earnings information or expectations;
•write-downs or write-offs of assets;
•additions to reserves for bad debts or contingent liabilities;
•expansion or curtailment of company or major division operations;
•proposals or agreements involving a joint venture, merger, acquisition, divestiture, or leveraged buy-out;
•new products or services;
•fundraising or fund performance;
•exploratory, discovery or research developments;
•changes in regulations and any analysis of how they affect the company;
•criminal indictments, civil litigation or government investigations;
•disputes with major clients or strategic partners or significant changes in the relationships with such parties;
•labor disputes including strikes or lockouts;
•substantial changes in accounting methods, changes in auditors or auditor notification that the company may no longer rely on an audit report;
•major litigation developments;
•major personnel changes;
•debt service or liquidity problems;
•bankruptcy or insolvency;
•extraordinary management developments;
•public offerings or private sales of debt or equity securities;
•calls, redemptions or purchases of a company’s own stock;
•issuer tender offers; or
•recapitalizations.

Information provided by a company could be material because of its expected effect on a particular class of the company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of “material” information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option or other derivative security related to that security (such as a put, call or index security).

Material information may include information about a particular line of business or individual subsidiary or fund. Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

(e)Non-Public Information. In order for issues concerning insider trading to arise, information must not only be “material”, it also must be “non-public”. “Non-public” information is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an “insider” is also deemed “non-public” information.

At such time as material non-public information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for “non-public” information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

To show that “material” information is public, you should be able to point to some fact verifying that the information has become generally available, for example, disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal, The New York Times or Financial Times), or a publicly disseminated disclosure document filed with the Securities and Exchange Commission (“SEC”) that is available on the SEC’s website. The circulation of rumors or “talk on the street”, even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure. The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as “non-public” information that must not be disclosed or otherwise misused. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information possessed by the Company has yet to be publicly disclosed, the information is deemed “non-public” and may not be misused.

(i)It is possible that one or more Covered Persons may become temporary “insiders” because of a duty of trust or confidence. A duty of trust or confidence can arise:
(1) whenever a person agrees to maintain information in confidence; (2) when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information expects that the recipient will maintain its confidentiality; or (3) whenever a person receives or obtains material non-public information from certain close family members such as spouses, parents, children and siblings. For example, personnel at the Company may become insiders when an external source, such as an investment fund monitored by the Company, discloses material non-public information regarding one of its portfolio companies to a member of senior management, a member of an investment team or a Relationship Manager with the expectation that the information will remain confidential.

As an “insider”, the Company and its affiliates have a duty not to breach the trust of the party that has communicated the “material non-public” information by misusing that information. This duty may arise because the Company or an affiliate has a commercial relationship with the investment fund or portfolio company and has been given access to confidential information solely for the business purposes of that fund or company and the Company’s and its subsidiaries’ clients or prospective clients.

(ii)Members of the investment teams and client services team must be especially wary of “material non-public” information disclosed in breach of a corporate insider’s duty of trust or confidence that he or she owes the corporation and stockholders. Even where there is no expectation of confidentiality, a person may become an “insider” upon receiving material non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its stockholders. Whether the disclosure is an improper “tip” that renders the recipient a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite “personal benefit” may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, a benefit to a family member, or an expectation of a “quid pro quo” from the recipient or the recipient’s employer by a gift of the “inside” information.

A person may, depending on the circumstances, also become an “insider” or “tippee” when he or she obtains apparently material non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and “tips” from insiders or other third parties.

(f)Identifying Material Non-Public Information. Covered Persons must ask themselves the following questions before trading for their own accounts or the accounts of others in the securities of a company about which they may have potential material non-public information:

(i)Is this information that an investor could consider important in making his or her investment decisions? Is this information that could substantially affect the market price of the securities if generally disclosed?

(ii)To whom has this information been provided? Has the information been effectively communicated to the marketplace by being included in a public disclosure document filed with the SEC or published in The Financial Times, Reuters, The Wall Street Journal or other publications of general circulation?

Given the potentially severe regulatory, civil and criminal sanctions to which the Company and its personnel could be subject, any Covered Person uncertain as to whether the information he or she possesses is “material non-public” information should immediately take the following steps:

(i)Report the matter immediately to the Compliance Department;
(ii)Do not purchase or sell the securities for their own account or the account of others; and
(iii)Do not communicate the information inside or outside the Company, other than to the Compliance Department.
After an appropriate member of the Compliance Department has reviewed the issue, the Covered Person will be instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information. In all cases, however, the ultimate responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the Compliance Department or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
(g)Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include civil injunctions, disgorgement of profits, prison sentences, fines for the person who committed the violation of up to $5 million and/or three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to $25 million and/or three times the amount of the profit gained or loss avoided.
In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved. The Company will cooperate with authorities investigating insider trading allegations.

(h)Procedures to Implement the Policy Against Insider Trading. The following procedures have been established to aid Covered Persons in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against insider trading. Covered Persons must follow these procedures as applicable to them or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Covered Persons are responsible for ensuring that their Family Members and Controlled Entities also comply with these procedures.

(i)No Covered Person who is aware of material non-public information which relates to the Company or any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal securities laws may buy, sell or otherwise transfer securities of the Company or such other entities or otherwise take advantage of, or pass on to others, such material non- public information. This includes a prohibition on transferring the securities of another company before the public release of material non-public information relating to the Company where the release of such information could reasonably be expected to impact the price of such other company’s securities. Inside information may be communicated only to such employees of the Company who have a need to know the information in the performance of their jobs.

(ii)Covered Persons are prohibited from trading or transferring any securities (including but not limited to units, common stock and warrants) of a special purpose acquisition company that is sponsored by an affiliate of the Company, unless approved by the Legal Department on a case-by-case basis.

(iii)If a Covered Person has a discretionary account, the Covered Person may consider placing a block on trades in the Company’s securities in that account in order to avoid transactions when the Covered Person is aware of material, non-public information about the Company. This is particularly recommended for Covered Persons who are subject to Sections 13 or 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to also help ensure that a beneficial ownership filing deadline will not be missed.
(iv)Security Procedures. The Insider Trading and Securities Fraud Enforcement Act in the U.S. requires the establishment and strict enforcement of procedures reasonably designed to prevent the misuse of “inside” information. Accordingly, Covered Persons should not discuss material non-public information about the Company or other companies with anyone, including other Covered Persons, except as required in the performance of their regular duties. In addition, care should be taken so that such information is secure. For example, access to computer files containing material non- public information should be restricted.

(v)Pre-Clearance Procedures. Covered Persons (together with their Family Members and Controlled Entities) may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge, contribution to a trust or any other transfer) without first obtaining pre- clearance of the transaction from the Company’s Compliance Department, in the case of employees or, in the case of Covered Persons who are non-employees, the Company’s General Counsel. Covered Persons are responsible for requesting pre- clearance of any trades or transfers (including by gift) in the Company’s securities by their Family Members or Controlled Entities.

A request for pre-clearance should be submitted at least two business days in advance of the proposed transaction. The Compliance Department and General Counsel are under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade in their discretion. The fact that a particular intended trade has been denied pre-clearance should be treated as confidential information and should not be disclosed to any person unless authorized by the General Counsel.

If a request for pre-clearance is approved, the transaction must be executed on the earlier of (a) the third business day following the date of approval or (b) one business day before commencement of a quarterly or event-specific blackout period.

If you become aware of material non-public information after receiving pre-clearance but before the transaction has been executed, you must not effect the pre-cleared transaction.

The Company’s approval of any particular transaction under this pre-clearance procedure does not constitute legal advice and does not insulate any insider or covered employee from liability under the securities laws.

(vi)Blackout Procedures. Covered Persons may be subject to quarterly and/or event- specific blackouts. Covered Persons subject to a blackout (as well as their Family Members and Controlled Entities) may not trade in or otherwise transfer (including by gift) the Company’s securities while such blackout is in effect.
1)Quarterly Blackout Periods. The Company’s announcement of its quarterly and fiscal year-end financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material non-public information, all directors of the Company, officers of the Company subject to Section 16 of the Exchange Act, parties to the Stockholders Agreement and employees designated by the Compliance Department or the Corporate Legal Department as subject to this restriction (collectively, the “Quarterly Blackout Persons”), as well as their Family Members and Controlled Entities, may not trade in or otherwise transfer (including by gift) the Company’s securities during the periods (i) beginning two weeks prior to the end of each fiscal quarter and (ii) ending after the second full trading day following the release of the Company’s earnings for the quarter or year end.

Quarterly Blackout Persons will be notified by e-mail from the Corporate Legal Department or Compliance Department of the commencement and termination of each quarterly blackout period.

2)Event-Specific Blackouts. From time to time, an event may occur that is material to the Company and is known by only a few individuals. So long as the event remains material and non-public, an event-specific blackout will be put in place, and the persons who are aware of such material non-public information may not trade in or otherwise transfer (including by gift) the Company’s securities until the information has been released and fully absorbed by the market (i.e., after the second full trading day following the release of such information). The existence of an event-specific blackout will not be announced other than to those who the Legal and Compliance Departments understand are aware of the event giving rise to the blackout. Any person made aware of the existence of an event- specific blackout should not disclose the existence of the blackout, regardless of whether the subject matter of the event-specific blackout is disclosed, to any other person. The failure of the Company to disseminate an event-specific blackout notice will not relieve any person of the obligation to refrain from trading while aware of material non-public information.
Covered Persons will be notified by e-mail from the Corporate Legal Department or Compliance Department of the commencement and termination of an event- specific blackout period.

3)Even if a blackout period is not in effect (or you have not been notified that a blackout period applies to you), at no time may you trade in or otherwise transfer (including by gift) the Company’s securities if you are aware of material non-public information about the Company or any of its subsidiaries.

(i)Transactions under Plans and Programs.    This policy does not apply in the case of the following transactions and programs, except as specifically noted:

(i)Restricted Stock Awards. This policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The policy does apply, however, to any market sale of vested shares.

(ii)Stock Option Exercises. This policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy related tax withholding obligations.

(iii)Employee Share Purchase Plan. This policy does not apply to purchases of Company securities through the Company’s Employee Share Purchase Plan resulting from your periodic contribution of money to the plan. This Policy does apply, however, to your sales of Company securities purchased pursuant to the plan.

(iv)Dividend Reinvestment. This policy does not apply to purchases of Company securities under a broker’s dividend reinvestment program resulting from your reinvestment of dividends paid on Company securities. This policy does apply, however, to voluntary purchases of Company securities resulting from additional contributions you choose to make to the dividend reinvestment program, and to your election to participate in the program, changes to your level of participation in the program and termination of your participation. This policy also applies to your sale of any Company securities purchased pursuant to the program. However, anyone who is subject to Section 16 of the Exchange Act is prohibited from participating in dividend reinvestment programs not sponsored by the Company with respect to reinvestment of dividends on the Company’s securities.

(v)Approved Rule 10b5-1 Plans. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5 for transactions made pursuant to a contract, instruction or plan that meets the requirements of Rule 10b5-1. Transactions in the Company’s securities executed pursuant to a trading plan that complies both with the requirements of Rule 10b5-1 and with the requirements of this Section (such a plan being an “Approved Rule 10b5-1 Plan”) are exempt from the pre-clearance and blackout procedures set forth above.

To be an Approved Rule 10b5-1 Plan, a trading plan must meet the requirements of Rule 10b5-1 of the Exchange Act, be approved in writing in advance of adoption by the General Counsel, and may not be revised, amended or terminated without the prior written approval of the General Counsel. Additionally, the plan must be entered into at a time when the person entering into the plan is not aware of material non-public information and is not subject to a blackout period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of the plan.

A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12- month period (subject to certain exceptions). Directors and officers must include a representation in their Approved Rule 10b5-1 Plan certifying that: (i) they are not aware of any material non-public information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into an Approved Rule 10b5-1 Plan must act in good faith with respect to that plan. One of the factors that the General Counsel may consider in whether to approve a Rule 10b5-1 plan is compliance with any applicable minimum stock ownership guidelines established by the Company.

Note that any trades made pursuant to an Approved Rule 10b5-1 Plan by individuals who are subject to Section 16 of the Exchange Act give rise to a Section 16 reporting obligation, as described in the Insider Reporting Policy. The Covered Person is responsible for ensuring that the Rule 10b5-1 Plan is validly adopted and transactions made thereunder are appropriately reported.

(j)Special and Prohibited Transactions. Covered Persons and others subject to this policy may not engage in any of the following transactions:

(i)Short Sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits anyone who is subject to Section 16 of the Exchange Act from engaging in short sales.

(ii)Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person is trading based on material non-public information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy.

(iii)Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions are prohibited by this policy.

(iv)Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, this policy prohibits holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

(v)Standing and Limit Orders. Standing and limit orders (except standing and limit orders under Approved Rule 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material non-public information. The Company therefore prohibits placing standing or limit orders on Company securities.

(vi)Trading of Private Markets Tokens. If trading security tokens representing interests in private funds is permitted by the HLA Code of Ethics, trading in such tokens while in possession of material non-public information about the funds to which the tokens relate is prohibited.

(k)Post Termination Transactions. If you are aware of material non-public information when you terminate employment or services with the Company or cease to be a party to the Stockholders Agreement, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this policy will cease to apply to your transactions in the Company’s securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services or the Stockholders Agreement.

Persons subject to Section 16(b) of the Exchange Act must disgorge to the Company any profits made on any sale and purchase of the Company’s securities within a six-month period. Section 16(b) continues to apply to non-exempt transactions that occur within less than six months of an opposite- way, non-exempt transaction that took place while you were an insider. Accordingly, the procedures set forth in the Company’s Insider Reporting Policy continue to apply to persons subject to Section 16 of the Exchange Act for such transactions following their termination of employment or services.
(l)Administration of Policy.
(1)Prevention of Insider Trading. To prevent insider trading from occurring, the Compliance and Legal Departments shall:

(i)ensure that all Covered Persons are familiar with the Company’s policy;

(ii)answer questions and inquiries regarding the Company’s policy;

(iii)review the Company’s policy on a regular basis and update it as necessary to reflect regulatory and industry changes;

(iv)resolve issues as to whether information received by a Covered Person constitutes material and non-public information;

(v)if necessary, maintain and update a “watch list” in order to monitor and prevent the occurrence of insider trading in certain securities that the Company is prohibited or restricted from trading; and
(vi)periodically hold training sessions with all employees to review the policy.

(2)Detection of Insider Trading. In order to detect insider trading, the Compliance Department shall, on a quarterly basis:

(i)review the trading activity reports filed by each Covered Person who is an employee of the Company or any of its subsidiaries through the ComplianceAlpha system;

(ii)require each member of the Department to submit their personal trading records and other relevant information to the CCO, who will arrange for review; and

(iii)review with the CCO transactions that may require additional examination or follow-up.

(3)Reports to Management. Immediately upon learning of a potential insider trading violation, the CCO shall prepare a written report to the management of the Company providing full details and recommendations for further action.

(m)Company Assistance. Your compliance with this policy is of the utmost importance both for you and for the Company. If you have any questions about this policy or its application to any proposed transaction, you may obtain additional guidance from the General Counsel.